EXHIBIT NO. 99.1

Cypress Energy Partners, L.P. Announces Fourth Quarter Results and Filing of Form 10-K

TULSA, Oklahoma.--(BUSINESS WIRE)—March 23rd, 2016

Cypress Energy Partners, L.P. (NYSE:CELP) today reported:

●	Q4 Cash Distribution to Unit Holders – Maintained at Q3 2015 rate
●	Q4 2015 Adjusted EBITDA attributable to limited partners increased 27% compared to Q4 2014
●	Q4 2015 Gross Margin percentage increased 100 basis points compared to Q4 2014
●	Over 85% of our customers are investment grade, and approximately 90% of our inspection services clients are investment grade

Peter C. Boylan III, CELP’s Chairman, President and Chief Executive Officer stated, “We were pleased to announce our fourth quarter 2015 operating performance, and that we maintained our distribution rate of $0.406413 per unit consistent with our third quarter distribution per unit, despite the challenging environment in the energy industry. As we stated in our distribution press release, CELP’s low capital expenditure business model is not typical of the MLP industry, and consequently we do not have the internal competition between funding infrastructure build-outs and obligations versus making quarterly cash distributions with which many other MLPs must contend. We also have ample liquidity under our credit facility and over $24 million of cash at December 31, 2015. Additionally, the subordinated nature of approximately 50% of our units from our IPO protects common unitholders who have the right to first receive available cash up to the minimum quarterly distribution before the subordinated unitholders would receive any cash distribution. Our general partner and its affiliates are aligned with our common unit holders, with an approximate 65% ownership interest in CELP, and have the ability to support or protect the distribution coverage ratio if required.

Mr. Boylan continued, “Pipeline inspection and integrity services are great businesses that are federally mandated to protect our nation’s critical energy infrastructure. Our team continues to focus on organic growth opportunities with our customer relationships in the inspection industry to cross-sell our new hydrostatic testing services from our recent acquisition. We have had several significant new customer wins in our public utility company/local distribution company inspection and integrity business as well as expansion of our existing customers in various segments. We also continue to see an increase in Water and Environmental Services opportunities, including bankruptcy auctions and strategic opportunities to partner with E&P producers that have led to new piped water opportunities and may also lead to accretive acquisition and growth opportunities as producers focus on their core business of finding and producing hydrocarbons. These acquisition opportunities include both water and traditional midstream hydrocarbon activities including gathering, processing, storage, and other related services.”

Fourth Quarter:

●	Revenue of $89.8 million for the three months ended December 31, 2015, down 12.1% from the same period in the prior year.

●	Gross margin of 12.8% for the quarter, compared with 11.8% in the same period in the prior year, driven primarily by higher Pipeline Inspection and Pipeline Integrity margins.

●	Adjusted EBITDA of $6.1 million for the three months ended December 31, 2015 compared to $6.7 million in the same period in the prior year.

●

Adjusted EBITDA attributable to Cypress Energy Partners, L.P. of $5.6 million for the three months ended December 31, 2015 compared to $4.4 million for the same period in the prior year representing an increase of 27%.

●

Net income of $1.0 million for the three months ended December 31, 2015, which includes a non-cash impairment charge of $1.1 million on some of our SWD facilities as a result of the economic downturn. This compares to a net loss of $28.7 million for the same period in the prior year, which includes a non-cash impairment charge of $32.5 million on several SWD facilities and goodwill.

●

Net income attributable to Cypress Energy Partners, L.P. limited partners of $1.2 million for the three months ended December 31, 2015 compared to a net loss of $29.6 million for the same period in the prior year.

●

Distributable cash flow of $3.7 million for the three months ended December 31, 2015, compared to $4.3 million for the same period in the prior year, primarily driven by declines in our Water and Environmental Services segment.

●

Declared cash distribution of $4.8 million or $0.406413 per unit for the three months ended December 31, 2015, which was unchanged from the previous quarter and reflects a 4.88% increase over the minimum quarterly distribution of $0.3875.

●	As a result of our subordinated unit structure from our IPO, our coverage ratio was 1.52x on our common units. Our coverage ratio was 0.76x on all outstanding units.

Year To Date:

●	Revenue of $371.2 million for the year ended December 31, 2015, down 8.2% from the same period in the prior year.

●	Distributable cash flow of $17.2 million for the year ended December 31, 2015 compared to $17.8 million for the period from January 21, 2014 through December 31, 2014, down 3.4%.

●	Adjusted EBITDA of $24.7 million for the year ended December 31, 2015 compared to $28.5 million for the year ended December 31, 2014, down 13.3%

●

Adjusted EBITDA attributable to Cypress Energy Partners, L.P. of $23.1 million for the year ended December 31, 2015, compared to $18.2 million for the period from January 21, 2014 through December 31, 2014 representing an increase of 26.9%.

●

Net income of $4.1 million for the year ended December 31, 2015, which includes non-cash impairment charges totaling $6.6 million, compared to a net loss of $15.2 million for the same period in the prior year, which included non-cash impairment charges totaling $32.5 million.

●

Net income attributable to Cypress Energy Partners, L.P. limited partners of $4.1 million for the year ended December 31, 2015 compared to a net loss of $20.3 million for the same period in the prior year.

Highlights include:

●	We averaged 1,330 inspectors and 30 field personnel per week for the fourth quarter of 2015.

●

We disposed 4.3 million barrels of saltwater at an average revenue per barrel of $0.68 for the fourth quarter of 2015, down 36.4% from the prior year average revenue per barrel of $1.07. Materially lower oil prices and a previously disclosed contract dispute on two managed facilities negatively impacted our average rate per barrel.

●

In May 2015, we announced the acquisition of a 51% controlling interest in Brown Integrity, LLC (“Brown”) an industry leader in the hydrostatic testing business. The fourth quarter results include a full quarter of this business which contributed to the higher consolidated gross margins.

●	We have approximately $59 million of remaining liquidity under our senior credit facility and an additional $125 million available under its accordion feature.

●

Our leverage ratio as calculated under our credit facility was 3.07x vs. our covenant of 4.0x and our interest coverage ratio was 4.84x vs. our covenant of 3.0x at December 31, 2015, reflecting a strong balance sheet with ample available cash and substantial availability.

●

Maintenance capital expenditures for the three months and the year ended December 31, 2015 were $53 thousand and $502 thousand, respectively, reflecting our attractive business model and the limited maintenance capital expenditures required to operate our businesses.

Looking forward:

●

To date we have seen increases in our average inspector headcounts from the typical holiday lows experienced in December and January. We have been awarded several new contracts for 2016 including a new master services agreement for pipeline inspection services with another investment grade company for which we have not previously provided services. We have also renewed several sizeable existing contracts.

●

During the quarter, approximately 98% of total water volumes came from produced water, and piped water represented approximately 37% of total water volumes. When commodity prices improve and drilling activity increases, we will have significant operating leverage with our cost structure and minimal maintenance capital expenditure requirements as volumes increase. A substantial number of drilled and uncompleted wells (“DUC’s”) exist around our various SWD facilities. As prices improve, we expect to benefit materially from the completion of these DUC’s.

●

We continue to work collaboratively with our customers to help them address the downturn in commodity prices and their need to reduce operating expenses until prices recover. We also continue to carefully evaluate market pricing on a facility-by-facility basis. Flowback water pricing in the Bakken has experienced the greatest absolute change, given it has always been much higher than pricing for produced water.

●

The market price of crude oil has a direct impact on our revenues associated with the sale of residual oil. It also has an indirect impact on our water disposal revenues, depending on the reaction of oil and gas producers in the vicinity of our facilities to declining oil prices. We believe the total barrels disposed and the average price per barrel disposed for the next several quarters will continue to face pressure from the lack of drilling which could lead to further impairments if commodity prices and drilling activity do not improve.

●

Revenue per barrel metrics are comprised of five factors: i) disposal price per barrel; ii) volume of barrels disposed; iii) volume of skim oil; iv) net realized price per barrel of skim oil; and v) third party management fees and reimbursement of labor expenses associated with the same.

●

For 2015, we incurred approximately $0.5 million in maintenance capital expenditures. We also invested an additional $1.2 million on expansion capital expenditures in 2015 (focused mainly on organically growing our Pipeline Inspection Services – NDE, and integrity business).

●	We also plan to invest in automation technology to further enhance our water and environmental margins and cash flow.

CELP also announced that it will file its annual report on Form 10-K for the year ended December 31, 2015 with the Securities and Exchange Commission later today. CELP will also post a copy of the Form 10-K on its website at www.cypressenergy.com.

CELP will host an earnings call on Wednesday, March 23, 2016, at 5:00pm EDT (4:00pm CDT) to discuss its fourth quarter 2015 financial results. Analysts, investors, and other interested parties may access the conference call by dialing Toll-Free (US & Canada): (888) 428-7458 or International Dial-In (Toll): (862) 255-5400. An archived audio replay of the call will be available on the investor section of our website at www.cypressenergy.com beginning at 10:00am EDT (9:00am CDT) on March 28, 2016.

CELP defines Adjusted EBITDA as net income, plus interest expense, depreciation and amortization expenses, income tax expenses, impairments, offering costs, non-cash allocated expenses and equity based compensation. CELP defines Distributable Cash Flow as Adjusted EBITDA attributable to limited partners excluding cash interest paid, cash income taxes paid and maintenance capital expenditures. Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity or the ability to service debt obligations. CELP believes that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. CELP uses Distributable Cash Flow as a supplemental financial measure to assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships, as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA and Distributable Cash Flow may not be comparable to a similarly titled measure of other companies, thereby diminishing their utility. A reconciliation of Adjusted EBITDA and Distributable Cash Flow to net income is shown below.

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While CELP believes its expectations as reflected in the forward-looking statements are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a growth-oriented master limited partnership that provides midstream services including pipeline inspection, integrity and hydrostatic testing services to energy, E&P and midstream companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal and other water and environmental services to U.S. energy E&P companies and their vendors in North Dakota in the Williston Basin, and West Texas in the Permian Basin. In all three of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations and reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact:

Cypress Energy Partners, L.P.
Les Austin, 918-748-3907
Chief Financial Officer

les.austin@cypressenergy.com

CYPRESS ENERGY PARTNERS, L.P.

Consolidated Balance Sheets

As of December 31, 2015 and 2014

(in thousands, except unit data)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$24,150	$20,757
Trade accounts receivable, net	48,265	54,075
Deferred tax assets	34	68
Prepaid expenses and other	2,329	2,440
Total current assets	74,778	77,340
Property and equipment:
Property and equipment, at cost	23,706	27,878
Less: Accumulated depreciation	5,369	3,538
Total property and equipment, net	18,337	24,340
Intangible assets, net	32,486	30,245
Goodwill	65,273	55,545
Debt issuance costs, net	1,771	2,318
Other assets	42	54
Total assets	$192,687	$189,842

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$2,205	$2,461
Accounts payable - affiliates	913	586
Accrued payroll and other	7,095	7,750
Deferred tax liabilities	42	-
Income taxes payable	350	546
Total current liabilities	10,605	11,343
Long-term debt	140,900	77,600
Deferred tax liabilities	363	438
Asset retirement obligations	117	33
Total liabilities	151,985	89,414

Commitments and contingencies

Owners' equity:
Partners’ capital:
Common units (5,920,467 and 5,913,000 units outstanding at December 31, 2015 and 2014, respectively)	253	6,285
Subordinated units (5,913,000 units outstanding at December 31, 2015 and 2014)	59,143	66,096
General partner	(25,876)	1,999
Accumulated other comprehensive loss	(2,791)	(525)
Total partners' capital	30,729	73,855
Non-controlling interests	9,973	26,573
Total owners' equity	40,702	100,428
Total liabilities and owners' equity	$192,687	$189,842

CYPRESS ENERGY PARTNERS, L.P.

Consolidated Statements of Operations

For the Three Months and Years Ended December 31, 2015 and 2014

(in thousands, except unit and per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Revenues	$89,764	$102,157	$371,191	$404,418

Costs of services	78,247	90,098	326,261	355,355

Gross margin	11,517	12,059	44,930	49,063

Operating costs and expense:

General and administrative	6,442	5,963	23,795	21,321

Depreciation, amortization and accretion	1,314	1,626	5,427	6,345

Impairments	1,078	32,546	6,645	32,546

Operating income (loss)	2,683	(28,076)	9,063	(11,149)

Other (expense) income:

Interest expense, net	(1,586)	(856)	(5,656)	(3,208)

Offering costs	-	-	-	(446)
Gain on waiver of right of purchase and other, net	30	24	1,136	92
Net income (loss) before income tax expense	1,127	(28,908)	4,543	(14,711)

Income tax expense (benefit)	81	(186)	452	468

Net income (loss)	1,046	(28,722)	4,091	(15,179)

Net income attributable to non-controlling interests	340	1,409	599	4,973
Net income (loss) attributable to partners / controlling interests	706	(30,131)	3,492	(20,152)

Net income (loss) attributable to general partner	(465)	(497)	(648)	149
Net income (loss) attributable to limited partners	$1,171	$(29,634)	$4,140	$(20,301)

Net income (loss) attributable to limited partners allocated to:
Common unitholders	$586	$(14,817)	$2,071	$(10,150)

Subordinated unitholders	585	(14,817)	2,069	(10,151)
	$1,171	$(29,634)	$4,140	$(20,301)

Net income (loss) per common limited partner unit - basic and diluted	$0.10	$(2.51)	$0.35	$(1.72)

Net income (loss) per subordinated limited partner unit - basic and diluted	$0.10	$(2.51)	$0.35	$(1.72)

Weighted average common units outstanding - basic and diluted	5,920,467	5,913,000	5,918,608	5,913,000

Weighted average subordinated units outstanding - basic and diluted	5,913,000	5,913,000	5,913,000	5,913,000

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in thousands)

Net Income (loss)	$1,046	$(28,722)	$4,091	$(15,179)
Add:

Interest expense	1,586	856	5,656	3,208
Depreciation, amortization and accretion	1,512	1,666	6,004	6,513

Impairments	1,078	32,546	6,645	32,546

Income tax expense	81	(186)	452	468

Non-cash allocated expenses	465	497	648	497

Offering costs	-	-	-	446

Equity based compensation	339	-	1,167	-
Adjusted EBITDA	$6,107	$6,657	$24,663	$28,499

Reconciliation of Net Income Attributable to Limited Partners to Adjusted EBITDA and Distributable Cash Flow Attributable to Limited Partners (in thousands)

				January 21,
	Three Months Ended		Year Ended	through
	December 31,		December 31,	December 31,
	2015	2014	2015	2014

Net income attributable to limited partners	$1,171	$(29,634)	$4,140	$(20,301)
Add:

Interest expense attributable to limited partners	1,525	247	5,290	861

Income tax expense attributable to limited partners	66	(94)	383	235
Depreciation, amortization and accretion attributable to limited partners	1,378	1,320	5,522	4,849

Impairments attributable to limited partners	1,078	32,546	6,645	32,546
Equity based compensation attributable to limited partners	339	-	1,167	-

Adjusted EBITDA attributable to limited partners	5,557	4,385	23,147	18,190
Less:
Cash interest paid, cash taxes paid & maintenance capital expenditures	1,898	109	5,940	381
Distributable cash flow attributable to limited partners	$3,659	$4,276	$17,207	$17,809

Operating Data

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Total barrels of saltwater disposed (in thousands)	4,332	4,861	18,864	19,066
Average revenue per barrel	$0.68	$1.07	$0.78	$1.18
Water and environmental services gross margins	53.1%	59.8%	57.1%	61.6%
Average number of inspectors	1,330	1,552	1,392	1,535
Average revenue per inspector per week	$4,626	$4,754	$4,711	$4,773
Pipeline inspection services gross margins	9.8%	9.2%	9.5%	9.2%
Integrity Services average number of field personnel	30	-	33	-
Average revenue per field personnel per week	$15,124	$-	$20,261	$-
Pipeline integrity services gross margins	33.6%	-	28.8%	-
Maintenance capital expenditures (in thousands)	$53	$82	$502	$157
Expansion capital expenditures (in thousands)	$-	$1,792	$1,165	$2,094
Distributions (in thousands)	$4,809	$4,806	$19,235	$17,870
Coverage ratio	0.76x	0.89x	0.89x	1.00x